CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 23, 2008, accompanying the financial statements of Select Growth Trust, April 2005 Series (included in Van Kampen Unit Trusts, Series 495) as of March 31, 2008, and for the period from April 18, 2005 (date of deposit) through March 31, 2006 and for each of the two years in the period then ended and the financial highlights for the period from April 18, 2005 (Initial Date of Deposit) through March 31, 2006 and for each of the two years in the period ended March 31, 2008, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-123110) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
July 23, 2008